SCHEDULE 14A

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                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
              Proxy Statement Pursuant to Section 14(a) Securities
                              Exchange Act of 1934
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                     SECURED INVESTMENT RESOURCES FUND, L.P.
                (Name of Registrant as Specified in Its Charter)

                           Everest Properties II, LLC
                            Millenium Management, LLC
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VOTE           VOTE           VOTE           VOTE           VOTE           VOTE

                           Everest Properties II, LLC
                            Millenium Management, LLC
                         155 N. Lake Avenue, Suite 1000
                               Pasadena, CA 91101

                                  July 28, 2004


To the Limited Partners of
Secured Investment Resources Fund, L.P. ("SIR1") and
Secured Investment Resources Fund, L.P. II ("SIR2") (the "Partnerships")

         Re:      Electing a New General Partner - Recent Developments

Dear Limited Partner:

     We wish to update you on our efforts to remove James R. Hoyt and his company as the general partners of your Partnerships, and elect Millenium Management, LLC, a California limited liability company ("Millenium"), as the new general partner.

     On July 20, 2004, the District Court of Johnson County, Kansas (the "Court"), ruled that if Mr. Hoyt is left to manage the Partnerships and their assets, there is clear and imminent danger to the property or proceeds thereof, and that a receiver should be appointed. On June 17, 2004, the Court had agreed to prohibit Mr. Hoyt from taking any further unauthorized cash advances from the Partnerships; or selling any of the Partnerships' assets except the Sunwood Village Apartments in Las Vegas, Nevada ("Sunwood"), which is already under contract. In addition, the Court agreed to require that any proceeds from the sale of Sunwood be paid into the Court rather than be left under Mr. Hoyt's control.

     The Court found that there is a likelihood of immediate and irreparable harm to the Partnerships and their unit holders if Mr. Hoyt was left in control of them. We recently learned, and informed the Court, that Mr. Hoyt allowed SIR2 to default on its mortgage payments for Sunwood, and that the property was almost lost to a foreclosure once, and is still under threat of foreclosure if the current purchase contract is not consummated. This new information may explain the reason that Mr. Hoyt agreed to sell Sunwood without a responsible marketing effort, for a price that we believe is significantly less than its full potential. We believe the mortgage default, and the resulting pressure to sell, could have easily been avoided if Mr. Hoyt had not taken $2.5 Million from SIR2's cash reserves for himself. This is yet another example of Mr. Hoyt's incompetent and self-serving management of the Partnerships.

     Mr. Hoyt recently sent you letters admitting that he took approximately $2.5 Million from SIR2, but failing to acknowledge that he has: violated the limited partnership agreement by taking the $2.5 Million, violated federal and state laws by failing to disclose that he had taken the $2.5 Million, and failed to pay SIR2 any interest whatsoever since taking the $2.5 Million in 2001. He offers no explanation of what he did with the $2.5 Million, no explanation of his ability to repay the $2.5 Million, and no explanation of his actions.

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     As general partner of the  Partnerships,  Millenium will pursue him for the claims we believe exist: for the money he has taken, for his waste of Partnership assets and for many breaches of fiduciary duty and the limited partnership agreements of the Partnerships. We asked the Court to appoint a receiver to take control of the Partnerships, because we strongly believe that leaving Mr. Hoyt in control of these Partnerships would be the worst possible choice for the investors in the Partnerships - we all need to be protected from the potential that Mr. Hoyt will continue to mismanage the Partnerships, misprice the Partnerships' assets, and misappropriate the Partnerships' funds.

     Mr. Hoyt has recently informed us of his position that all transfers that have ever occurred in the Partnerships have resulted in the transferee becoming only an assignee, as opposed to a substitute limited partner with voting rights. Mr. Hoyt's position would result in more than half of the outstanding units in each Partnership being held by assignees with no voting rights, which would make it impossible for the Partnership to take any actions that require limited partner approval. We do not believe Mr. Hoyt's position will withstand a legal challenge, and we will probably need to bring this issue before the Court before we can close our Consent Solicitation. We are evaluating our options and, in the meanwhile, we are extending the Expiration Date for the solicitation to 11:59 p.m. Pacific Time on the earlier to occur of the following dates (the "Expiration Date"): (i) August 31, 2004 or such later date to which Millenium determines to extend the solicitation, and (ii) the date Millenium determines that the Required Consents are received (as described in the Consent Solicitation Statement).

     If you have not yet voted, please return the Consent form. If you have any questions, please do not hesitate to contact us toll free at (800) 611-4613, or at (626) 585-5920.

                                     Millenium Management, LLC


                                     /S/ W. Robert Kohorst
                                     ---------------------
                                     W. Robert Kohorst
                                     President